CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 1, 2014, relating to the financial statements and financial highlights of RESQ Strategic Income Fund and RESQ Dynamic Allocation Fund (formerly, RESQ Absolute Income Fund and RESQ Absolute Equity Fund, respectively) (the “Funds”), each a series of Northern Lights Fund Trust III, for the period ended September 30, 2014, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

February 1, 2015